UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 9, 2007

PLANAR SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

OREGON	0-23018	93-0835396
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1195 NW Compton Drive

Beaverton, Oregon 97006

(503) 748-1100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATION ARRANGEMENTS OF CERTAIN OFFICERS.

On August 9, 2007, Planar Systems, Inc. (the “Company”) entered into an Executive Severance Agreement with each of Scott Hildebrandt, Doug Barnes, Mark Ceciliani, Jack Ehren, Brad Gleeson, Steve Going, Kris Gorriaran, Scott Hix and Terri Timberman (each, an “Executive”) dated and effective as of June 25, 2007 (each, a “Severance Agreement”). The purpose of this action was to generally conform the terms of severance protection granted to Executives. The Severance Agreements are for a term ending October 1, 2008, provided that on that date and each anniversary thereafter, the term of each Severance Agreement will be automatically extended by one additional year, unless either party gives 90 days prior written notice that the term of such Severance Agreement will not be so extended. If a “Change in Control” (as defined in the Severance Agreements) occurs during the term of the Severance Agreements, the Severance Agreements will continue in effect until the earlier of: (i) termination of employment or (ii) 24 months after the Change in Control.

If an Executive’s employment is terminated by the Company for “Cause” (as defined in the Severance Agreement) or if the Executive terminates his or her employment with the Company without “Good Reason” (as defined in the Severance Agreement), the Executive would be paid the amount of his or her base salary and annual bonus earned and payable through the effective date of such termination, together with any other compensation or benefits that have been earned but not yet paid, including pay-out of accrued paid time off and reimbursement of unreimbursed business expenses (the “Accrued Obligations”).

If the Company terminates an Executive’s employment without Cause, or if the Company notifies an Executive that the term of the Severance Agreement will not be extended, the Company will (i) pay the Accrued Obligations; (ii) continue to pay the Executive his or her base salary for 12 months; (iii) pay the premiums for continuation of health insurance benefits for up to 18 months; (iv) make available to the Executive, for a period of 12 months after termination, outplacement services under a program selected by the Company; and (v) with respect to Mr. Hildebrandt, subject to the Company’s ability to obtain such coverage and the Executive’s eligibility under the Company’s group health plans, Executive may continue Executive’s group health benefits, at Executive’s expense, from the date Executive would otherwise lose coverage until Executive reaches ages 65.

If an Executive’s employment is terminated by the Company without cause or by the Executive for Good Reason within 24 months after a Change in Control or if his or her employment is terminated and a Change in Control occurs within 90 days thereafter, the Company will (i) pay the Accrued Obligations; (ii) continue to pay the Executive’s base salary for 12 months and pay each month one-twelfth of the Executive’s target bonus for the year in which the notice of termination is given; (iii) pay the premiums for continuation of health care benefits for up to 18 months; (iv) make available to the Executive, for a period of 12 months after termination, outplacement services under a program selected by the Company; (v) accelerate the vesting of all outstanding stock options and stock grants (except stock options and stock grants with performance-based vesting) and, to the extent that a Change in Control occurs within 90 days after the termination of the Executive’s employment, pay him or her the value of any stock options or stock grants forfeited at the time his or her employment was terminated; and (vi) with respect to Mr. Hildebrandt, subject to the Company’s ability to obtain such coverage and the Executive’s eligibility under the Company’s group health plans, Executive may continue Executive’s group health benefits, at Executive’s expense, from the date Executive would otherwise lose coverage until Executive reaches ages 65.

In addition, in the event of a Change in Control, all unvested stock grants held by an Executive that are subject to performance-based vesting provisions will be automatically amended to substitute time-based vesting provisions, with the vesting period beginning on the date of the Change in Control and ending on the last day of the performance period the stock was previously subject to.

In the event that Executive’s employment is terminated as a result of his or her death or disability, the Company will (i) pay the Executive or the Executive’s estate the Accrued Obligations; (ii) pay the premiums for continuation of health care benefits for the Executive and/or the Executive’s family for up to 18 months; (iii) accelerate the vesting of all outstanding stock options and stock grants (except stock options and stock grants with performance-based vesting) that would, by their terms, vest within 12 months after the date of termination of employment; and (iv) with respect to Mr. Hildebrandt, in the event of disability, subject to the Company’s ability to obtain such coverage and the Executive’s eligibility under the Company’s group health plans, Executive may continue Executive’s group health benefits, at Executive’s expense, from the date Executive would otherwise lose coverage until Executive reaches ages 65.

The foregoing description of the terms of the Severance Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Severance Agreements which are filed as exhibits 10.1 and 10.2 hereto and incorporated herein by reference.

Item 9.01.	FINANCIAL STATEMENT AND EXHIBITS.

(d)	Exhibits

10.1	Form of Executive Severance Agreement dated and effective as of June 25, 2007 (Jack Ehren, Doug Barnes, Mark Ceciliani, Brad Gleeson, Kris Gorriaran, Steve Going, Scott Hix and Terri Timberman)

10.2	Form of Executive Severance Agreement dated and effective as of June 25, 2007 (Scott Hildebrandt)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on August 15, 2007.

PLANAR SYSTEMS, INC.
(Registrant)

By	/s/ Stephen M. Going
Stephen M. Going
Vice President, General Counsel and Secretary